Exhibit 99.1

Contacts:

Investors:	Media:
Anna Marie Dunlap	Robert Jaffe
SVP Investor Relations	Pondel Wilkinson, Inc.
Corinthian Colleges, Inc.	310-279-5969
714-424-2678

CORINTHIAN COLLEGES REPORTS

FISCAL 2009 THIRD QUARTER

New Student Starts Increased 19.8%

Operating Income Up 127.6%

Operating Margin Increased from 6.8% to 12.6%

Santa Ana, CA, April 30, 2009 – Corinthian Colleges, Inc. (NASDAQ:COCO) reported financial results today for the third quarter ended March 31, 2009. The results exceeded our previous guidance range for start growth, revenue and earnings per share.

“Our strong third quarter results reflect the continued progress of our business initiatives as well as some favorable impact from the recession,” said Jack Massimino, Corinthian’s chairman and chief executive officer. “We have now reported increased start growth for twelve consecutive quarters, and the resulting rise in student population is leveraging fixed costs. In addition, increased marketing effectiveness and lower advertising costs are producing higher quality, less expensive leads. Given all of these factors, we achieved significant operating margin expansion in the quarter and raised earnings guidance for the balance of the fiscal year.”

“We believe our business strategy positions us to grow in both good and bad economic times,” Massimino said. “Unemployment is expected to remain elevated throughout 2009 and 2010 and we expect it to be one catalyst for enrollment growth during that time. In addition, we expect new program implementations to continue to be an important source of growth, as well as facility expansions and the opening of new branch campuses.

“The economic stimulus bill passed by Congress included increased grant funding for eligible post-secondary students, and a substantial increase in skills training funds. These provisions will be of benefit to our current and prospective students, who will be able to borrow less to attend school,” Massimino added.

Comparing the third quarter of fiscal 2009 with the same quarter of the prior year (Data is for continuing operations only, unless otherwise noted. More detail is provided in the “Discontinued operations” section below and in the table which accompanies this release.):

•	Net revenue was $346.4 million versus $279.9 million, up 23.8%.

•	Total student population at March 31, 2009 was 84,722 versus 71,924 at March 31, 2008, an increase of 17.8%.

•	Total student starts were 31,755 versus 26,510, an increase of 19.8%.

•	Operating income was $43.5 million, compared with $19.1 million.

•	Income from continuing operations (after tax) was $25.3 million, compared with $14.3 million. Net loss from discontinued operations was $0.3 million, versus $2.4 million.

•	Diluted earnings per share from continuing operations were $0.29 versus $0.17. The diluted loss per share from discontinued operations was $0.01 versus $0.03.

Q3 09 Financial Review

Discontinued operations – This item includes WyoTech Oakland, which is available for sale; and the Everest campuses in Atlanta, Georgia and Everett and Lynwood, Washington, which have been taught out.

Educational services expenses were 56.1% of revenue in Q3 09 versus 57.1% in Q3 08. The decrease was mainly the result of a higher student population and the resulting leverage of compensation, facilities and other fixed expenses. Bad debt expense was 8.1% of revenue in Q3 09, within the previous guidance range of 8% – 8.5% and up from 5.8% in Q3 08.

Marketing and admissions expenses were 21.1% of revenue in Q3 09 versus 26.0% in Q3 08. The improvement was the result of lower advertising costs, higher lead quality, and increased admissions representative productivity.

General and administrative expenses were 10.2% of revenue in Q3 09 versus 10.1% in Q3 08.

Operating margin – As a result of the factors outlined above, our operating margin from continuing operations was 12.6% in Q3 09 versus 6.8% in Q3 08.

Cash flow from operations, including discontinued operations, was $151.6 million for the nine months ended March 31, 2009 versus $61.7 million for the same period of the prior fiscal year. The increase in cash flow is primarily due to the increase in net income, and timing of cash receipts and payments related to working capital, primarily accounts receivable, prepaid tuition and accrued expenses.

Capital expenditures were $34.3 million for the nine months ended March 31, 2009 compared with $40.5 million for the same period last year.

Guidance

Please note that the following guidance pertains solely to continuing operations, includes stock-based compensation expense and excludes any one-time charges.

Q4 09 – In Q4 09 we expect student start growth of 16% – 18% compared with Q4 08; revenue to range from $341 – $346 million; and diluted earnings per share to range from approximately $0.23 – $0.25.

Fiscal 2009 – In FY 09 we expect student start growth of approximately 15% compared with FY 08, up from previous guidance of 11% – 12%. We are increasing revenue guidance from $1.26 – $1.27 billion to $1.295 – $1.30 billion; and increasing diluted earnings per share guidance from $0.66 – $0.70 to $0.77 – $0.79.

Conference Call Today

We will host a conference call today at 12:00 p.m. Eastern Time (9:00 a.m. Pacific Time), for the purpose of discussing third quarter results. The call will be open to all interested investors through a live audio web cast at www.cci.edu (Investor Relations/Webcasts & Presentations) and www.earnings.com. The call will be archived on www.cci.edu after the call. A telephonic playback of the conference call will also be available through 5:00 p.m. ET, Thursday, May 7, 2009. To hear the replay, dial (888) 286-8010 (domestic) or (617) 801-6888 (international), pass code 80336263.

About Corinthian Colleges, Inc.

Corinthian Colleges is one of the largest post-secondary education companies in North America. The Company’s mission is to prepare students for careers in demand or for advancement in their chosen field. Corinthian offers diploma programs and associate’s, bachelor’s, and master’s degrees in a variety of high-demand occupational areas, including healthcare, business, criminal justice, transportation technology and maintenance, construction trades and information technology. More information can be found on Corinthian’s website at www.cci.edu.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The Company intends that all such statements be subject to the “safe-harbor” provisions of that Act. Such statements include, but are not limited to, those pertaining to our expectations regarding (i) the catalytic effect of higher unemployment rates on enrollment growth; (ii) the impact of new program implementations, facility expansions, and new branch campus openings on the Company’s growth rate; (iii) the potential benefit to our students of the economic stimulus bill passed by Congress; and (iv) the statements included under the heading “Guidance” above. Many factors may cause the company’s actual results to differ materially from those discussed in any such forward-looking statements or elsewhere, including risks associated with variability in the expense and effectiveness of the company’s advertising and promotional efforts; the uncertain future impact of the company’s new student information system; increased competition; the company’s effectiveness in its regulatory compliance efforts; the outcome of pending litigation against the company; the outcome of ongoing reviews and inquiries by accrediting, state and federal agencies; potential higher bad debt expense or reduced revenue associated with requesting students to pay more of their educational expenses while in school; the potential inability or failure of the Company to employ underwriting guidelines that will limit the risk of higher student loan defaults and higher bad debt expense; changes in general macroeconomic and market conditions (including credit and labor market conditions, the unemployment rate and the rates of change of each such item); and other risks and uncertainties described in the Company’s filings with the U.S. Securities and Exchange Commission. The historical results achieved by the Company are not necessarily indicative of its future prospects. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Corinthian Colleges, Inc.

(In thousands, except per share data)

Consolidated Statements of Operations
	For the three months ended March 31,		For the nine months ended March 31,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenues	$346,443	$279,918	$954,312	$794,638
Operating expenses:
Educational services	194,232	159,754	555,870	458,128
General and administrative	35,452	28,221	97,078	83,200
Marketing and admissions	73,226	72,813	220,119	212,517
Impairment, facility closing, and severance charges		—		—

Total operating expenses	302,910	260,788	873,067	753,845

Income from operations	43,533	19,130	81,245	40,793

Interest (income)	(448)	(991)	(1,381)	(2,838)
Interest expense	637	387	2,179	1,512
Other (income) expense	813	(380)	2,372	(1,368)

Income (loss) before provision for income taxes	42,531	20,114	78,075	43,487
Provision (benefit) for income taxes	17,225	5,859	31,609	15,386

Income from continuing operations	25,306	14,255	46,466	28,101
Income (Loss) from discontinued operations, net of tax	(304)	(2,433)	(899)	(6,214)

Net income	$25,002	$11,822	$45,567	$21,887

Income per share - Basic:
Income from continuing operations	$0.29	$0.17	$0.54	$0.33
Income (loss) from discontinued operations	(0.00)	(0.03)	(0.01)	(0.07)

Net income	$0.29	$0.14	$0.53	$0.26

Income per share - Diluted:
Income from continuing operations	$0.29	$0.17	$0.53	$0.33
Income (loss) from discontinued operations	(0.01)	(0.03)	(0.01)	(0.08)

	$0.28	$0.14	$0.52	$0.25

Weighted average number of common shares outstanding:
Basic	86,450	85,107	85,821	84,877
Diluted	88,409	85,731	87,299	86,004

Selected Consolidated Balance Sheet Data
			March 31 2009	June 30, 2008
			(Unaudited)
Cash, restricted cash, and marketable securities			$123,558	$32,004
Receivables, net (including long term notes receivable)			118,778	132,125
Current assets			281,417	225,472
Total assets			758,161	704,479
Current liabilities			172,714	133,645
Long-term debt and capital leases (including current portion)			32,328	77,608
Total liabilities			274,455	282,457
Total stockholders' equity			$483,706	$422,022

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